EXHIBIT 5.1

July 13, 2005 ProLogis 14100 East 35th Place Aurora, Colorado 80011	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Gentlemen:

     We have acted as special counsel to ProLogis, a Maryland real estate investment trust (“ProLogis”), in connection with the trust proceedings taken and to be taken relating to the merger of Catellus Development Corporation, a Delaware corporation (“Catellus”), with and into Palmtree Acquisition Corporation, a Delaware corporation and a subsidiary of ProLogis (“Merger Sub”), with Merger Sub being the surviving corporation (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger, dated as of June 5, 2005 (the “Merger Agreement”), by and among ProLogis, Merger Sub and Catellus. We have also participated in the preparation of ProLogis’ registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), including the prospectus contained therein, concerning the registration of 56,700,000 common shares of beneficial interest, $0.01 par value per share (the “Common Shares”), of ProLogis for the purpose of the issuance of such shares by ProLogis as contemplated by the Merger Agreement.

     As special counsel to ProLogis, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, ProLogis’ Declaration of Trust and ProLogis’ Bylaws, each as amended, restated and supplemented, the resolutions of the board of trustees of ProLogis and such ProLogis records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of ProLogis. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing assumptions, conditions and limitations set forth herein, we are of the opinion that the Common Shares have been duly authorized, and that, when the Registration Statement has become effective under the Securities Act and the Common Shares are issued in accordance with the terms of the Merger Agreement, the Common Shares will be legally issued, fully paid and nonassessable.

ProLogis
July 13, 2005

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Additional Information—Legal Matters” in the Registration Statement.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP